Exhibit 10.1

LETTER AGREEMENT

May 14, 2025

ThinkEquity LLC
17 State Street, 22nd Floor
New York, New York 10004

Ladies and Gentlemen:

Reference is made to the Underwriting Agreement, dated January 28, 2025 (the “Underwriting Agreement”), among FG Merger II Corp., a Nevada corporation (the “Company”), and ThinkEquity LLC (the “Representative”). Pursuant to Section 1.6 of the Underwriting Agreement, prior to the Company’s consummation of a business combination or the Company’s liquidation, up to $1,000,000 of the interest earned on the Company’s trust account (the “Trust Account”) may be released to the Company for working capital purposes on an annual basis (the “Working Capital Allowance”) in accordance with the terms of the Investment Management Trust Agreement (the “Trust Agreement”) between the Company and Continental Stock Transfer & Trust Company (the “Trustee”). Capitalized terms used in this agreement (the “Letter Agreement”) but not otherwise defined shall have the meanings given those terms in the Underwriting Agreement.

The Representative and the Company agree that, notwithstanding the provisions of the Underwriting Agreement and the Trust Agreement with respect to the Working Capital Allowance, the Company shall not withdraw more than $1,200,000 from the Trust Account during the period beginning on the closing of the Offering and ending upon the consummation of the Company’s initial business combination. The Company further agrees that the Company (i) shall notify the Representative of any planned working capital withdrawal from the Trust Account at least two (2) Business Days prior to the date of the Company’s instructions to the Trustee regarding such withdrawal and (ii) shall copy the Representative on all correspondence with the Trustee in connection with such withdrawal.

This Letter Agreement supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter of this Letter Agreement. Notwithstanding the foregoing and except as expressly modified by this Letter Agreement, the Underwriting Agreement shall remain in full force and effect without modification.

This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by, and construed in accordance with the laws of, the State of New York.

This Letter Agreement may be signed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

No amendment or waiver of any provision of this Letter Agreement, nor any consent or approval to any departure from the terms of this Letter Agreement, shall be effective unless such amendment, waiver, consent or approval shall be in writing and signed by the parties.

If the foregoing is in accordance with your understanding, please indicate, as applicable, your acceptance or acknowledgement of this Letter Agreement by signing in the space provided below.

Very truly yours,

FG Merger II Corp.

By:	/s/ Hassa R. Baqar
Name: Hassan R. Baqar
Title: Chief Financial Officer

Accepted:

THINKEQUITY LLC

By:	/s/ Kevin Mangan
Name: Kevin Mangan
Title: Managing Director, Head of Equity Syndicate

Acknowledged:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Francis Wolf
Name: Francis Wolf
Title: Vice President